PARTIAL ASSIGNMENT OF CONCESSION AGREEMENT OVER THE CERRO NEGRO HYDROCARBONS AREA.

In the City of Buenos Aires, Argentine Republic, on July 4th, 2008, between CLEAR S.R.L. (CUIT 30-62215921-6), a company duly incorporated under Argentine Law, with domicile in Av. Roque Sáenz Peña n° 971, 8° floor, City of Buenos Aires, represented in this act by Mr. Cristóbal Manuel LÓPEZ, DNI 12,041,648, in his capacity of Partner and Manager, hereinafter “CLEAR” or the “ASSIGNOR”, on the one side, and on the other side Pluris Sarmiento Petroleo S.A., a company duly incorporated under the Argentine Law, with domicile in Marcelo T. de Alvear 636 4° floor , represented in this act by Mr. Sacha H. Spindler, Canadian Passport number WD 135465 in his capacity of signing authority, hereinafter the “ASSIGNEE”–hereinafter individually referred as to the Party and jointly as the “Parties”- agree to sign this ASSIGNMENT contract (hereinafter the “Contract”), and;

A).- WHEREAS:

1.- CLEAR holds rights of exploration and exploitation under a concession regime (hereinafter the “Concession”) –pursuant to Law 17,319-, over the hydrocarbons area “Cerro Negro” (hereinafter the “AREA”), located in the Province of Chubut, Argentine Republic, which location, surface and limits are detailed in the map attached as Annex I, which shall be deemed part of this Assignment contract.

2.- The Concession is governed by Law 17,319 and the Concession Agreement, which authentic copy is attached as Annex II and shall be deemed part of this contract, and which terms, clauses, conditions, obligations and rights are known and accepted by the Parties.

3.- The Concession over the Area, which remains in full force and effect, has a validity term of 20 years, as from December 1, 2005. Thus, it is due on December 1, 2025 with the possibility of obtaining a five year extension of the term of the Concession as long as all the requirements of the Concession Agreement have been duly complied with.

4.- ASSIGNEE has stated its intention of acquiring 75% of CLEAR’s rights over the Area and CLEAR has stated its intention of assigning 75% of its rights over the Area.

B).- Definitions:

For the purposes of this Assignment contract, the Parties hereby agree that the terms defined in this chapter shall be deemed to have the following meanings:

Common Shares of Pluris Nevada: the common shares of Pluris Nevada, for a nominal par value of U$S 0.0001 per share, with equal rights to all other Common Shares of Pluris Nevada.

Approval from Petrominera Chubut S.E: the approval of Petrominera Chubut S.E. of CLEAR’s assignment to ASSIGNEE of the Assigned Rights over the Area and the appointing of ASSIGNEE or whomever the ASSIGNEE designates as operator of the Area.

Affiliate Company: refers to any company or legal entity that controls or is controlled by an entity that controls the Party. “Control” means the direct or indirect possession of fifty percent (50%) or more of the voting rights in the company or other legal entity.

Assigned Rights over the Area: for the purposes of this Assignment Contract, it shall refer to seventy five percent (75%) of CLEAR’s participation interest in the Concession Agreement over the Area, which comprises the acquisition and undertaking of 75% of the rights and obligations over the Area arising from Law 17,319 and the Concession.

Closing Date: for the purposes of this Assignment Contract, it shall be deemed to be the date when, after having put into place the financial structure necessary for this Assignment Contract, ASSIGNEE performs the payment of the First Installment and the Assigned Rights over the Area along with the possession of 75% of the Area are transferred to ASSIGNEE.

Early Closing Date: for the purposes of this Assignment Contract, it shall be deemed to be the date which is ninety (90) days as from the Execution Date (if not a Business Day, the first Business Day thereafter).

Execution Date: for the purposes of this Assignment Contract, it shall be deemed to be the date of signature and execution of this Assignment Contract by the Parties. In the event both Parties sign this Assignment contract on different dates, the Execution Date will be deemed to be the date on which the Assignment contract was signed by the Party which signed it last.

Delinquency Date: the day following to the First Anniversary or the Second Anniversary, as the case may be, when the payment of the Second Installment or the Third Installment, as the case may be, remains totally or partially outstanding.

Business Day: means, for the purpose of this Assignment Contract, any day that is not a Saturday, a Sunday or a day on which banking institutions in Buenos Aires, Argentina are not required to be open.

Agreed Interest: the interest rate of 5.5% per annum, payable by the Assignee to Clear in cash and/or Common Shares of Pluris Nevada at the sole discretion of Clear, any amounts of which if paid in Common Shares of Pluris Nevada shall be payable by the Assignee to Clear at the VWAP. The Agreed Interest shall be applicable to the payments of the Second Installment and the Third Installment during the Agreed Interest Period before the First and Second Anniversary, respectively.

Closing Date Interest: the interest rate of 5.5% per annum over the Cash Portion of the First Installment payable by the Assignee to Clear in cash and/or Common Shares of Pluris Nevada at the sole discretion of Clear, any amounts of which if paid in Common Shares of Pluris Nevada shall be payable by the Assignee to Clear at the VWAP. The Closing Date Interest shall be applicable as from the Early Closing Date up to the effective Closing Date. In the event that Closing Date does not take place due to CLEAR’s breach of its obligations under this contract or the lack of approval from Petrominera Chubut S.E. for this assignment, ASSIGNEE will not pay the Closing Date Interest.

Agreed Interest Period: the Agreed Interest Period has been agreed by the Parties on the grounds of the different criteria proposed by CLEAR and ASSIGNEE regarding the fixation of the Closing Date. It shall mean the period that starts at the anniversary of the obtaining of the Approval from Petrominera Chubut S.E and ends at the anniversary of the Closing Date.

Cure Period: the 180 day period commencing at Delinquency Date, during which the ASSIGNEE retains the right to cure a total or partial breach of the payment of the Second Installment or Third Installment, as the case may be.

During this period, the ASSIGNEE shall pay an interest rate that equals to two times the Agreed Interest.

Terms: Unless otherwise indicated all terms in this agreement will be deemed to be in running days.

Pluris Nevada: the Company Pluris Energy Group Inc., incorporated under the Law of the State of Nevada, United States of America.

Cash Portion: It refers to the part of the Price (or of each relevant installment of the price) which involves an obligation of giving sums of money as detailed in Annex III.

VWAP: the volume weighted average closing price of the Common Shares of Pluris Nevada for the previous consecutive five trading days on any internationally recognized stock exchange of stock quotation system.

Price: It refers to the price for the assignment of the Assigned Rights over the Area, as defined in Annex III.

First Anniversary: the date corresponding to a year after the Closing Date. First Installment: It refers to the First Installment of the Price as defined in Annex III.

Second Installment: It refers to the Second Installment of the Price as defined in Annex III.

Second Anniversary: the date corresponding to two years after the Closing Date.

Exchange Rate: the average exchange rate (Euro – United States Dollar) between Seller and Buyer of Euros in the New York market (USA) at October 31, 2007.

Third Installment: It refers to the Third Installment of the Price as defined in Annex III.

Termination Date: will be the date after 150 days as from the Execution Date if Closing Date does not take place due to the ASSIGNEE’s exclusive fault.

C). -The Parties AGREE to sign this Contract subject to the terms and conditions indicated below and the definitions in point B):

First: Purpose and Closing Date.

1.1. - At Closing Date, CLEAR assigns and transfers and the ASSIGNEE accepts and acquires, the Assigned Rights over the Area.

1.2. - ASSIGNEE declares to know and accept without reservation, the terms, clauses, conditions, rights, commitments and obligations arising from the Concession, and undertakes to fulfill them in the corresponding proportion.

1.3. - The Parties hereby agree that the Closing Date will take place on or before 150 days as from the Execution Date. However, the ASSIGNEE will perform its best efforts in order for Closing Date of this Assignment Contract to take place by the Early Closing Date.

     1.3.1. - Closing Date will take place on the date fixed by the ASSIGNEE, when the amount corresponding to the First Installment, considering the admitted deductions, has been credited and duly notified to CLEAR with five (5) business days in advance .

     1.3.2. - In the event that Closing Date of this Assignment Contract takes place after the Early Closing Date, ASSIGNEE will pay CLEAR the Closing Date Interest, which shall be applied during the period after which the Early Closing Date has expired up to the Closing Date.

     1.3.3. - In the event that Closing Date does not take place within the 150 days term as from the Execution Date, due to the ASSIGNEE’s exclusive fault, both Parties will perform their best efforts to extend the term of the Closing Date. If both Parties don’t reach an agreement on the extension of the term of the Closing Date, this Assignment Contract shall de deemed terminated by mutual consent and no indemnification or payment in any concept may be claimed by either Party from the other Party except for the Closing Date Interest accrued until the Termination Date and the execution of the Guaranty to be provided by ASSIGNEE, in guaranty of its obligations under this agreement, a Bond “A” of Pluris, of eight hundred forty thousand United States Dollars ($ 840,000), convertible, non retractable, recoverable, non guaranteed (the “Bond”) in the name of the ASSIGNEE, which will be placed in trust (the “Agent”) in the offices of the Notary Public located in Avenida Leandro N. Alem 639, Floor “9”, Apartment “B” corresponding to the Notary Public María Alejandra Bulubasich, professional registry 4090 of the Autonomous City of Buenos Aires. The Bond will be fully transferable by the signature od the ASSIGNEE, by attorney in fact, prior to its deposit to the Agent. –

     1.3.4. If the Closing Date does not take place within the 150 days as from the Execution Date, due to Petrominera Chubut S.E’s lack of approval of the assignment, the Parties agree that Closing Date may take place on or before sixty (60) days as from the first one hundred and fifty (150) days.

Second: Price.

2.1. - Price: The Price of the assignment of the Assigned Rights over the Area is agreed on the amounts detailed in Annex III plus the delivery of the amount of Common Shares of Pluris Nevada detailed in Annex III. Only the delivery of the Common Shares of Pluris Nevada shall be subject to the terms and conditions of the Pooling Agreement to be agreed between both parties according to Annex IV. The amount detailed in Annex III does not include Value Added Tax (“VAT”) which will be paid over the levied movable assets as indicated in the inventory attached as Annex V. The VAT to be determined on the grounds of the inventory attached as Annex V will be the only amount which ASSIGNEE undertakes to pay on this tax concept under this Assignment Contract. CLEAR will have no right to claim any further payments due to a difference in the liquidation of the VAT and ASSIGNEE will be entitled to reject any further invoices issued by CLEAR on this concept. –

2.2. Payment method: The Price shall be paid as follows (date, currency, term and method of payment):

     2.2.1. - In three consecutive installments, for the following amounts and due dates: a).- At Closing Date: the First Installment minus the amounts which had already been paid by ASSIGNEE according to Clause 3.2. of this Contract; b).- At the First Anniversary: the Second Installment; c) At the Second Anniversary: the Third Installment; and d) the VAT corresponding to Annex V, along with the First Installment.- -

     2.2.2. - Payment of the Cash Portion:

2.2.2. (a) In all cases the payments of the cash amounts comprised in the Price shall be performed in United States Dollars. Provided that half of the Cash Portion of the Price (and of each installment) is fixed in Euros, at the moment of payment the amount agreed shall be converted to United States Dollars average exchange rate (Euro – United States Dollar) between Seller and Buyer of Euros in the New York market (USA) at the preceding day to the date of effective payment of each installment.

2.2.2. (b) In all cases the payment of the Cash Portion shall be performed by means of a deposit in a special account of CLEAR. To this end, CLEAR shall notify in written and with ten (10) days in advance, the information of the account in which the corresponding payment must be performed. .. The evidence of the deposit will constitute the corresponding receipt and payment letter.

2.2.2. (c) The payment shall be invariably performed in United States Dollars, according to the conversion of the Euros at the corresponding exchange rate, unless the Assignor decided to collect the payment in pesos according to the foreign currency value, Seller type, of the Banco de la Nación Argentina at the preceding day of the effective payment.

2.2.2. (d) The ASSIGNEE irrevocably relinquishes all rights or defenses that may entitle or allow it to (i) pay the Cash Portion of the Price in any currency other than United States Dollars or (ii) comply with its obligations under this contract by paying a lower amount than the Price in United States Dollars, either it is after the sanction, approval or application in the Argentine Republic of any Law, Decree, regulation, ruling or legislation that allowed or implemented “emergency solutions” or “emergency legislation” or by any other mean whatsoever. Notwithstanding the above, if any regulation in force in Argentina prevented the Assignor from collecting the cash portion of Price in United States Dollars, the Assignor shall have the exclusive option of (i) demanding the ASSIGNEE to pay the remaining price in Argentine pesos, by paying the Assignor an equal amount as to acquire the necessary United States Dollars that equals the remaining amount of the cash portion of the corresponding Installment of the Price. The applicable exchange rate shall be the Seller exchange rate applicable by the Banco de la Nación Argentina, at the end of the preceding working day to the date in which the amount must be paid; or (ii) demanding the delivery of public bonds denominated and payable in United States Dollars issued by the Argentine Government or Argentine public or private companies, at the Assignor’s option, of any series or value, which quoted in the Buenos Aires Stock Exchange and/or the Electronic Open Market of Buenos Aires, that might be acquired in the United States and if sold in the New York Market equaled the United States Dollars agreed under the Price (the

“Bonds”). In order to determine the purchase value in the Buenos Aires Stock Exchange, the Parties shall consider the cash quotation at 12 am of the payment date. In order to determine the sale value of the Bonds versus United States Dollars in New York, the Parties shall consider the average price between seller and buyer of that date published by the newspaper El Cronista Comercial of the City of Buenos Aires or, failing that, any other specialized publication and/or information source to be indicated by the Assignor.

2.2.3. - Delivery of the Common Shares of Pluris Nevada: The delivery of the Common Shares of Pluris Nevada to CLEAR, shall be performed in the dates and for the quantities indicated in clause 2.2.1. and within a ten (10) days term as from the date when CLEAR gives notice to ASSIGNEE of the name, address and contact information for the designee to whom the Common Shares of Pluris Nevada are to be issued, subject at all times to the execution by the designee of the required share subscription documentation provided by Pluris Nevada on or before the Closing Date. If CLEAR failed to indicate the name, address and contact information of the designee to whom the Common Shares of Pluris Nevada are to be issued within a 10 days term as from the dates indicated in clause 2.2.1. , the Common Shares of Pluris Nevada will be issued on CLEAR’s name.

2.3. - Payment during the Agreed Interest Period

2.3.1. CLEAR undertakes to accept and receive the payments of the Second Installment and Third Installment that the ASSIGNEE performed during each one of the corresponding Agreed Interest Period.

2.3.2. The ASSIGNEE shall pay CLEAR the Agreed Interest plus the corresponding VAT as from the commencement day of the corresponding Agreed Interest Period until the moment of the effective payment of the Second Installment and/or the Third Installment. In the event Agreed Interest must be paid, CLEAR must provide ASSIGNEE written notification as to what form it desires payment of the Agreed Interest under (either cash or Common Shares of Pluris Nevada) with five (5) Business Days in advance to an Agreed Interest event coming to completion. If CLEAR decided to receive Common Shares of Pluris Nevada in payment of the Agreed Interest it shall also notify ASSIGNEE, within the same term, of the name, address and contact information for the designee to whom the Common Shares of Pluris Nevada are to be issued. If

CLEAR failed to provide ASSIGNEE with notice regarding the form of payment of the Agreed Interest with 5 Business Days in advance to an interest event coming to completion, the Agreed Interest shall be paid in cash, by means of a deposit in the bank account indicated in Section 2.2.2. (b)

Third: Criteria for Price fixation. Stamp Tax.

3.1. - When the First Installment of the price is credited, CLEAR shall issue the legal invoice on the movable assets levied with VAT as detailed in the inventory attached as Annex V.

3.2. - If applicable, Stamp tax will be born 50% by CLEAR and 50% by ASSIGNEE. ASSIGNEE will have to pay to pay the fifty percent (50%) of the applicable stamp tax corresponding to CLEAR to avoid any fines or claims from the relevant authorities. Any payment made by ASSIGNEE of the share of the stamp tax corresponding to Clear may be compensated with any other amount that ASSIGNEE was required to pay on the concept of Closing Date Interest and/or may be compensated by ASSIGNEE as part of the payment of the First Installment. If any amount due to ASSIGNEE remained unpaid, in case of termination of the contract according to Section 1.3.3. , CLEAR shall immediately and without need of prior notice, reimburse ASSIGNEE the outstanding amounts of the sums paid in concept of stamp tax corresponding to the 50% to be borne by CLEAR. In all cases, CLEAR and the ASSIGNEE shall hold CLEAR and the ASSIGNEE harmless from any claim, fine or sanction initiated or imposed by the relevant authorities as a consequence of or in connection with a delay in payment and/or total or partial lack of payment by CLEAR of the 50% of the applicable stamp tax.

3.3. For the purposes of stamp tax the commercial value of this Contract is determined in Annex V.

Fourth: CLEAR’s representations. Claims. Conditions Precedent to Closing Date.

4.1. - CLEAR declares THAT:

     4.1.1. - It is the title holder of the exploitation concession over the Area which is not subject to any liens, encumbrances or any other precautionary measures that are not described under Annex VI, as attached hereto, nor any liens, encumbrances or any other precautionary measures that impedes their free transfer.

     4.1.2. - It is not judicially impeded for disposing of its assets and the Cerro Negro Block is not located within a Security and Frontier Zone.

     4.1.3. -The Assets existing in the Area as of October 1, 2007, have not suffered any adverse change, or significant negative variation.

     4.1.4. - The Concession remains in full force and effect, having CLEAR complied to the date with all the obligations arising from the Concession Agreement, from Law 17,319 and its amendments and from all the applicable legislation. Particularly CLEAR declares that it has: (i) duly paid the royalty established in section 11 of the Concession Agreement, the royalty to the State imposed by Section 59 and 62 of Law 17,319 and the lease payment (canon) imposed by section 58 of Law 17,319; (ii) performed all required and/or undertaken investments and works on the Cerro Negro Block; (iii) obtained during the existence of the Concession an average monthly production of 200m3 of hydrocarbons or higher; and has (iv) complied with all its obligations and information duties imposed by the relevant authorities.

     4.1.5. - The Area and the existing assets therein are not subject to social security, labor or tax claims.

     4.1.6. - No use of surface land has been made without the prior consent of the relevant surface land owner. The payments for easements’ compensations have been duly performed up to date.

     4.1.7. - There are not environmental issues. All environmental documentation and information required by the applicable legislation has been duly filed with the relevant authorities and the authorities’ approval has been obtained when and where applicable.

     4.1.8. - CLEAR has complied with each and every of its legal labor obligations imposed by the applicable legislation.

     4.1.9. - A third party (Luis A. Grillo S.A.) has the right to obtain 15% (fifteen percent) of the production of the wells CN 1000 and CN 1001, This right will not affect the Concession nor the rights derived from it. The payment of such production is exclusively in charge of CLEAR, who will have the possibility of deducting it from its participation in the Concession.

     a).- CLEAR and/or any Affiliated Company shall hold the ASSIGNEE harmless from any claim from Luis A. Grillo S.A. related to the abovementioned right or to any other right he might claim to have over or related to the Area, its production or any of its wells.

     b).- The indemnity obligation [point a)] will remain in full force in the event that CLEAR assigned fully o partially its shares participation of 25% to an Affiliated Company or to a third party, unless Luis A. Grillo S.A. expressly released the ASSIGNEE. The indemnity obligation [point a)] will remain in full force in the event that CLEAR assigned fully o partially its rights over this Contract to an Affiliated Company or to a third party.

     c).-If in the future CLEAR decided to assign fully or partially its share participation of the 25% over the Area to a third party (not an Affiliated Company) , CLEAR grants the ASSIGNEE the right of first option to the purchase. None of the Parties shall be entitled to assign, either partially or totally, their participations over the Area or their rights over this Contract prior to the execution of the JOA and the UTE (as established in Clauses 4.3.2 and 4.3.3) unless the other party’s consent is obtained. The Assignee shall sign and become a part to the UTE and the JOA as a condition precedent to the assignment. If the ASSIGNEE do not exercise the preference right to purchase, the indemnity obligation [point a)] will remain, unless the release from Luis A. Grillo S.A. is obtained or the third purchaser undertake such obligation being that accepted by the ASSIGNEE.

4.2. - If an environmental issue was detected by the corresponding authority, or a judicial or out of court claim from third Parties affecting the Area, and its rights of exploration and exploitation (easements compensations, landowner’s claims, Petrominera’s fee, royalties) was initiated (hereinafter the “Claim”), the arising costs, including fines, reparation works and damages will be in charge of CLEAR. In this case, the Parties must proceed as follows:

     4.2.1. - The ASSIGNEE shall give notice to CLEAR of the corresponding proceeding that had been initiated, attaching copies of the relevant documentation, within a period of three Business Days. CLEAR, within the following two Business Days, shall communicate if it accepts and acquiesces the Claim or if it rejects it. In case of silence, the Claim shall be deemed accepted.

     4.2.2. - If CLEAR decided to reject the Claim, it shall undertake the administrative and judicial defense of the claim through the professionals appointed. To this end, the ASSIGNEE shall grant the corresponding special power. The professional fees will be in charge of CLEAR, and such professionals shall sign a commitment (which shall include the relinquishment of the right and the action) as to prevent them from collecting such fees from the ASSIGNEE.

     4.2.3. - Once the proceeding is ended (judicial or administrative) –or before if so decided by CLEAR – the amount of money to be paid as a consequence of the Claim shall be in charge of CLEAR, who shall provide the funds immediately.

     4.2.4. - If the ASSIGNEE was required to pay any amount of money as a consequence of the Claim, it shall be entitled to withhold that amount from the remaining Price of the Assignment.

4.3. Parties Commitments: Parties commit to:

     4.3.1. - Approvals: The celebration of the Closing Date and consequently the assignment of the Assigned Rights over the Area will be subject to Petrominera Chubut S.E. Approval as a condition precedent. This condition precedent is agreed by both Parties on the benefit of ASSIGNEE. Consequently, ASSIGNEE may waive this condition precedent totally or partially requiring that the Closing Day takes place even when Approval of Petrominera Chubut S.E. remains pending at Closing Date. ASSIGNEE shall notify in writing to CLEAR of its decision to waive this condition precedent at the time of giving notice of the date fixed for the Closing Day. CLEAR undertakes to provide ASSIGNEE with any and all documentation or information which may be necessary or convenient in order to obtain the governmental authorizations and approvals that may correspond within three (3) Business Days as from the receipt of a requirement of the relevant documentation or information from ASSIGNEE, even when the obtaining of such authorizations or approvals were waived by ASSIGNEE as condition precedent. If Approval of Petrominera Chubut S.E, having been relinquished by ASSIGNEE, was not obtained within the sixty (60) days as from the Closing Date, the Parties will determine the best way to proceed in order to avoid any and all damage to ASSIGNEE, the latter regardless of ASSIGNEE’s right to continue to exercise its contractual rights vis-a –vis CLEAR as co-concession holder over the Area.

4.3.2. - Celebration of a Joint Operating Agreement: The Parties undertake to perform their best efforts to enter into a Joint Operating Agreement between the ASSIGNEE and CLEAR or the Affiliated Company designated by CLEAR before the Early Closing Date. The Joint Operating Agreement shall govern all matters related to the operation of the Area and relations between CLEAR or whom it designates and ASSIGNEE and which shall contemplate that, as from Closing Date, ASSIGNEE: (i) shall freely dispose of and freely trade 75% of the hydrocarbons produced in the Area, which will belong to the ASSIGNEE; (ii) shall be entitled to the free disposability of the funds deriving from the sale of such hydrocarbons; (iii) shall be the operator of the Area, shall appoint an Affiliated Company or propose a third party, acceptable for CLEAR or an Affiliated Company as the operator of the Area; (iv) shall be entitled to purchase and sell equipments, machinery and any other assets that the ASSIGNEE considers necessary or convenient for the development of the Cerro Negro Area. If performed before the execution of the JOA, it shall have the prior approval from CLEAR or an Affiliated Company; and (v) will be entitled to hire or retain the services of third parties contractors or suppliers in the same conditions than the hydrocarbons exploitation concessionaires. If performed before the execution of the JOA, it shall have the prior approval from CLEAR or an Affiliated Company

4.3.3. - Incorporation of a Transitory Union of Enterprises (“UTE”, art. 377 of law 19.550): The Parties undertake to perform their best efforts to enter into a Transitory Union of Enterprises (“UTE”) between the ASSIGNEE and CLEAR or an affiliated company, before Early Closing Datefor the operation of the Area on or before the Closing Date. The UTE shall contain, at least, the following terms, among other usual terms and other terms required by the applicable legislation: (i) the purpose of the UTE will be to perform the tasks, works, investments and activities purpose of the concession; (ii) the validity term of the UTE will last for the validity term of the concession; (iii) ASIGNEE will have a 75% participation and CLEAR or whom it designates will have a 25% participation over the distribution of the results, income and expenses of the UTE; (iv) prior to the distribution of the profits, the UTE will pay the taxes which may burden the activities comprised in its purpose, including the fee to be paid to Petrominera Chubut S.E.; (v) in the decision making, ASSIGNEE will hold 75% of the votes and CLEAR or an Affiliated Company will hold 25% of the votes; (vi) the appointment of the representative of the UTE will correspond to ASSIGNEE; (vii) the decisions will be made by simple majority of votes, unless otherwise expressly agreed upon the ASSIGNEE and CLEAR or an Affiliated Company in the JOA; (viii) the responsibility of both Parties of the UTE will be several regarding the acts and transactions which need to be performed and executed and regarding the obligations to third parties.

Fifth: Possession of the Area. Inventory. Operator of the Area.

5.1. - At Closing Date, the possession of the Assigned Rights over the Area, free from any restrictions and/or encumbrances, will be transferred to ASSIGNEE. 5.2. - On the date indicated in 5.1 the corresponding minute shall be signed, stating that the possession has been transferred. An inventory of the existing Assets shall be included as well.

5.3. - As from the moment of the transfer of the Assigned Rights over the Area, ASSIGNEE -or the one appointed by ASSIGNEE- shall become the Operator of the Area with the right to operate the Area according to the terms of the Joint Operating Agreement to be agreed upon the Parties To act as Operator, ASSIGNEE -or the one appointed by ASSIGNEE- shall be required to comply strictly with the regulations in force issued by the corresponding authorities. CLEAR or whom it designates shall not be responsible for any breach of ASSIGNEE.

Sixth: Assignment of the Assigned Rights over the Area. Responsibility.

6.1. - ASSIGNEE reserves its right, at its sole criteria and option, of maintaining the ownership of the Assigned Rights over the Area acquired herein, or assigning it –totally or partially- to an Affiliated company of Pluris Nevada or of the ASSIGNEE.

6.2. - If ASSIGNEE assigns its rights over the Area – totally or partially- to an Affiliated company of Pluris Nevada or ASSIGNEE, ASSIGNEE and such Affiliate company shall be joint and severally responsible to CLEAR in relation to all cash and in kind compensations that CLEAR is entitled to collect by virtue of this agreement, including the damages for breaches of this contract.

6.3. - Except for what is stated in point 6.1 and in the conditions established in 6.2, as long as the Assignment price of the Assigned Rights over the Area had not been fully paid, ASSIGNEE shall not be allowed to assign neither totally nor partially the Concession or the rights over the Concession to third Parties, unless CLEAR’s prior and written consent is obtained. The failure to comply with this section shall entail the lapsing of the term of the payment and CLEAR’s right to demand the payment of the remaining price.

6.4. - CLEAR shall not be allowed to assign –either totally or partially – the collecting rights arising from this Contract to third Parties unless ASSIGNEE’s prior and written consent is obtained. In this latter case and for the amounts of money that CLEAR could owe to ASSIGNEE by means of this Contract, CLEAR and the party receiving from CLEAR - totally or partially – the collecting rights arising from this Contract shall be jointly and severally responsible to ASSIGNEE. Also any assignment of CLEAR's rights under this Contract will remain subject to the terms of this Contract and will not affect ASSIGNEE’s rights under this Contract including ASSIGNEE’s rights to off set, compensate or retain amounts due to CLEAR.

Seventh: Delinquency. Effects.

7.1. - Delinquency in the compliance with the obligations shall operate automatically, by the mere elapsing of the term agreed and without need of prior notice, either judicial or out of court.

7.2. - In case of ASSIGNEE’s delinquency in the delivery of the Common Shares of Pluris Nevada comprised in the Second Installment and Third Installment, shall be handled as follows: a).- The compensation owed shall be converted, by the operation of law, to the amount of United States Dollars equal to the value of the VWAP prior to the First Anniversary and/or Second Anniversary multiplied by the number of Common Shares of Pluris Nevada due to CLEAR for the Second Installment or Third Installment, which shall be paid by ASSIGNEE within ten Business Days as from the delinquency; b).- The amount indicated in a) shall accrue at an interest at a six-month LIBOR rate plus five percentage points and a 50% surcharge, as from the delinquency and until the full payment.

7.3. - CLEAR’ s delinquency:

     7.3.1. - CLEAR’s failure to comply with the transfer of the possession of the Assigned Rights shall entitle the ASSIGNEE, at its sole option, to: a).-demand the compliance with the contract, demanding the transfer of the Assigned Rights over the Area or b).- terminate the contract and demand for the reimbursement of the Price, or part of the Price which has already been paid and reimbursement of the investments made and costs incurred. In any of the cases, in spite of the damages that might have been caused.

     7.3. 2- CLEAR’s failure to comply with the payment of the Claims as stated in points 4.2, once they are demandable, shall entail, apart from the obligation to pay the Claim, to Cristóbal Manuel López.-

Eighth: Guarantee as for the payment of the Price

ASSIGNEE will provide CLEAR, on or before Closing Date, with a bank guaranty document, substantially in the form indicated in Annex VII to be issued by the Standard Bank from Argentina for the purposes of financially guaranteeing the cash Portion of the Second Installment and the Third Installment.

Ninth: Decisions. Capacity.

9.1. - CLEAR decided to assign 75% of its rights over the Concession to ASSIGNEE and to execute this Assignment Agreement by shareholders meeting n° 191, attached as Annex VIII.-

9.2. - The capacity of the representatives is stated in the notary public certification of this document.

Tenth. General Clauses. Domiciles. Confidentiality. Arbitration.

10.1. - Domiciles: The Parties have established the special domiciles indicated in the heading, where all notices and demands for compliance sent between the Parties shall be considered valid.

10.2. - Confidentiality: The Parties agree to maintain in the most strict confidential basis the following information and/or documentation (the Confidential Information); (i) the negotiations maintained by the Parties regarding the Area; (ii) the existence and content of PEG's non-binding offer and Letter of Intent; and (iii) certain confidential information related to the Area, including but not necessarily limited to geological and geophysical data, maps, models and interpretations and that will include commercial, contractual, legal and financial information disclosed as part of the negotiations.

The party receiving the Confidential Information (hereinafter the “Receiving Party”) agrees that the Confidential Information must be kept strictly confidential and shall not be sold, commercialized, published or revealed to any party, including copies, reproduction or electronic devices, without the previous and written consent of the Party which issued the Confidential Information (hereinafter the “Issuing Party”), except for what is established in this Agreement.

The Receiving Party is allowed to disclose the Confidential Information without the previous and written consent of the Issuing Party, in the following cases:

a. If the Confidential Information was already known by the Receiving Party at the date of the disclosure by the Issuing Party; and
b. If the Confidential Information was already public at the date of the disclosure by the Issuing Party.

The Receiving Party is allowed to disclose the Confidential Information without the previous and written consent by the Issuing Party to an Affiliate Company, as long as the Receiving Party guarantees the adherence of such Affiliate Company to the terms of this Agreement. The Receiving Party is allowed to disclose the Confidential Information without previous written consent of the Issuing Party, to the following persons as far as their need in order to evaluate the Area;

a-	employees, managers and directors of the Receiving Party;
b-	employees, managers and directors of the Affiliate Company;
c-	any advisor or agent hired by the Receiving Party or its Affiliate Company;
d-	any bank or financial institution or found entity or an entity that has the intention to invest in the Area of the Receiving Party; including any consultant of the aforesaid entities;
e-	Stock Exchanges and regulatory authorities of the public stock offering corporations; or

f-	judicial or administrative authorities in compliance with applicable legislation or governmental or judicial orders, decrees, dispositions or resolutions.

However, prior to any kind of disclosure to the above mentioned persons in items (c) and (d), the Receiving Party shall hold a confidentiality warranty granted by that person, enforceable by both Parties, Issuing and Receiving, in equal terms as this Agreement. Nevertheless, the Receiving Party will be released of requiring the said warranty to a legal adviser.

The Receiving Party and its Affiliate Companies shall use or allowed the use of the Confidential Information disclosed under the conditions set forth in this Agreement in order to evaluate the Area and startup the deal between the Parties to this Agreement regarding the eventual acquisition of all or part of the right over the Area of the Issuing Party.

The Receiving Party shall be responsible of assuring that every person, to whom the Confidential Information is disclosed under this Agreement, will keep said information confidential and will not disclose it to any unauthorized person. None of the Parties shall be responsible for any legal action which one takes against the other, especially for direct or indirect damages arisen from this Agreement, including but not limited to losses, profits or business interruptions, which ever way they are caused.

The Receiving Party will not acquire any property or right over the Confidential Information and the Issuing Party may demand the return of it at any time by sending a written note to the Receiving Party. Within the thirty (30) days as from the reception of said note, the Receiving Party should return the complete original document of the Confidential Information, and should destroy or give the order to destroy all the copies and reproductions (of any kind, including the information send by electronic means) that is in its possession or in the possession of the persons to whom it was disclosed pursuant to this Agreement. Furthermore, the Receiving Party shall provide a statement of warranty wensuringthat the Issuing Party that all copies have been destroyed pursuant to the terms of this Agreement. The Issuing Party hereby represents and guarantees that it has the right and the authority to disclose the Confidential Information to the Receiving Party (or its representatives). However, the Issuing Party does not provide express or implied representations or guaranties, regarding the quality, accuracy and entirety of the Confidential Information disclosed, and the Receiving Party (in its name and in its representatives) expressly acknowledges the inherent risk of mistake in the acquisition, processing and interpretation of geological and geophysical data. The Issuing Party, its Affiliate Companies (as this term was defined above) , its employees, directors and agents shall not be liable for the use or dependency of the Confidential Information by the Receiving Party (or its representatives).

10.3. - Applicable Law: This Agreement shall be governed by and construed according to the laws of the Argentine Republic.

10.4. - Arbitration: Any conflict arising from or related to this Agreement, including any misunderstanding regarding its interpretation, existence, validity or termination, not resolved by the Parties within thirty (30) consecutive days, will be resolved by an arbitration tribunal appointed pursuant to the Rules of Arbitration of the International Chamber of Commerce (ICC) comprised of one arbitrator chosen by the Assignee, one arbitrator chosen by Clear and a President of the arbitration tribunal approved by both the Assignee and Clear. The language of the arbitration will be Spanish and the place of the arbitration will be the City of Buenos Aires, Argentina. The arbitration tribunal will resolve upon the law but not ex aequo et bono. The award will be final and binding with no right to appeal, and that award could be enforced at any competent court.

10.5. - Amendments: Any amendment, change or modification of this Agreement will be valid, provided there is written and signed by an authorized representative of each Party.

10.6. - Total Agreement: This Agreement represents the Parties’ total agreement and replaces and cancels all prior communications, understandings and agreements between the Parties on the subject matter, whether written or oral, express or implied.

10.7. - Public Deed: If so required by Petrominera Chubut S.E. or any relevant authority, both Parties undertake to instrument this Assignment Agreement by means of a Public Deed, within a 30 days term as from the date of receiving notice from the other Party. In such case, the costs related to the instrumentation of this agreement by means of a Public Deed will be born by both Parties in equal parts.

10.8. - List of Annexes: The following Annexes are deemed part of this Agreement:

Annex I: location, surface and limits of the Cerro Negro Block

Annex II: authentic copy of the Concession Agreement

Annex III: Price.

Annex IV: Pooling Agreement.

Annex V: Inventory. Facilities existing in the Area

Annex VI: liens, encumbrances or any other precautionary measures over the Area

Annex VII: Bank Guarantee.

Annex VIII: CLEAR’s shareholders meeting n° 191.

In witness whereof two counterparts to the same tenor and effect are executed in the place and date indicated in the heading.

Annex I
Location, surface and limits of the Cerro Negro Block

Annex II
Authentic copy of the Concession Agreement

Annex III
Price

Price: It is composed of: (i) cash portion: the amount of United States Dollars ten Million five hundred thousand (U$S 10,500,000) plus the Euros that equal to United States Dollars ten Million five hundred thousand (U$S 10,500,000) at the Exchange Rate; plus (ii) the delivery of an amount of three million (3,000,000) Common Shares of Pluris Nevada subject to the terms and conditions of the pooling agreement.

Payment of the Price is divided in three installments as follows:

First Installment: It is composed of: (i) cash portion: the amount of United States Dollars four Million (U$S 4,000,000) plus the amount of Euros that equal to United States Dollars four Million at the Exchange Rate; plus (ii) the delivery of the amount of one million five hundred thousand (1,500,000) Common Shares of Pluris Nevada subject to the terms and conditions of the pooling agreement.

Second Installment: It is composed of: (i) cash portion: the amount of United States Dollars three Million two hundred fifty thousand (U$S 3,250,000) plus the amount of Euros that equal to United States Dollars three Million two hundred fifty thousand (U$S 3,250,000) at the Exchange Rate; plus (ii) the delivery of the amount of seven hundred fifty thousand (750,000) Common Shares of Pluris Nevada subject to the terms and conditions of the pooling agreement.

Third Installment: It is composed of: (i) cash portion: the amount of United States Dollars three Million two hundred fifty thousand (U$S 3,250,000) plus the amount of Euros that equal to United States Dollars three Million two hundred fifty thousand (U$S 3,250,000) at the Exchange Rate; plus (ii) the delivery of the amount of seven hundred fifty thousand (750,000) Common Shares of Pluris Nevada subject to the terms and conditions of the pooling agreement.

Annex IV
Pooling Agreement.

VOLUNTARY POOLING AGREEMENT

THIS AGREEMENT dated for reference the ______day of _________________, 2008.

BETWEEN:

The undersigned shareholders of Pluris Energy Group Inc., being all of those Shareholders who have signed Schedule “B” attached hereto

(collectively, the “Undersigned”)

AND:

COMPUTERSHARE TRUST COMPANY OF CANADA, of Vancouver, British Columbia

NOTE: PROPOSED TRUSTEE

(the “Trustee”)

WHEREAS:

A. The Undersigned presently hold an aggregate of 1,500,000 common shares (the “Common Shares”) of Pluris Energy Group Inc. (the “Issuer”), and pursuant to the terms of a Purchase and Sale Agreement (the “PSA”), a copy of which is attached as Schedule “A”, the Undersigned will acquire and hold an additional 1,500,000 Common Shares of the Issuer, for a total aggregate of 3,000,000 Common Shares of the Issuer (the “ Pooling Shares”), held by the Undersigned as specified in Schedule “B” hereto;

B. In concurrence with the consummation of the PSA, the Undersigned have agreed to pool the Pooling Shares, based upon and subject to the terms and conditions of this Agreement;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and in consideration of the sum of One ($1.00) Dollar now paid by the parties hereto, each to the other, (the receipt whereof is hereby acknowledged) and in further consideration of the mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. In this Agreement:

(a)

“Consummation Date” shall mean the date under which the contemplated transaction underlying the PSA between the Issuer and Clear S.R.L. has been consummated through the exchange of assets and the consideration being paid for said assets, all as provided in the PSA attached hereto as Schedule “A”;

(b)	“Exchange” shall mean any internationally recognized stock exchange or stock quotation system;

(c)

“Regulators” shall mean the United States Securities and Exchange Commission and/or any other regulatory body which governs and/or may come to govern the public listing or quotation of the common shares of the Issuer.

2. The parties acknowledge that the Pooling Shares are not being pooled in the manner set forth herein pursuant to a requirement of any Regulator or any Exchange.

3. The Undersigned hereby severally agree each with the other and with the Trustee that they will respectively deliver or cause to be delivered to the Trustee certificates for such number of the Pooling Shares, as specified in Schedule “C” hereto, which Shares are to be held by the Trustee and released, subject to this Section 3, proportionately to the Undersigned in accordance with their holdings of such shares, on the following basis:

(a)	5% of the Shares six months subsequent to the Consummation Date; or, subsequent to the 144 hold period restriction being lifted from the Shares, whichever is the earlier;

(b)	5% of the Shares every month thereafter; or, subsequent to the 144 hold period restriction being lifted from the Shares, whichever is the earlier.

4. Each of the Undersigned shall be entitled from time to time to a letter or receipt from the Trustee stating the number of Pooling Shares represented by certificates held for him by the Trustee subject to the terms of this Agreement, but such letter or receipt shall not be assignable.

5. The Undersigned shall not sell, deal in, assign, transfer in any manner whatsoever or agree to sell, deal in, assign or transfer in any manner whatsoever any of the Pooling Shares or beneficial ownership of or any interest in them and the Trustee shall not accept or acknowledge any transfer, assignment, declaration of trust or any other document evidencing a change in legal and beneficial ownership of or interest in the Pooling Shares, except as may be required by reason of the death or bankruptcy of any one or more of the Undersigned, in which case the Trustee shall hold the certificates for the Pooling Shares subject to this Agreement for whatever person or persons, firm or corporation may thus become legally entitled thereto.

6. If, during the period in which any of the Pooling Shares are retained in pool pursuant hereto, any dividend other than a dividend paid in Common Shares of the Issuer, is received by the Trustee in respect of the Pooling Shares, such dividend shall be paid or transferred forthwith to the Undersigned entitled thereto. Any shares received by way of dividend in respect of the Pooling Shares shall be dealt with as if they were shares hereunder.

7. This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their heirs, executors, administrators, successors and permitted assigns.

8. This Agreement may be executed in several parts in the same form and such part as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

9. The parties hereto agree that in consideration of the Trustee agreeing to act as Trustee as aforesaid, the Undersigned do hereby covenant and agree from time to time and at all times hereafter well and truly to save, defend, and keep harmless and fully indemnify the Trustee, its successors and assigns, from and against all loss, costs, charges, damages and expenses which the Trustee, its successors or assigns, may at any time or times hereafter bear, sustain, suffer or be put to for or by reason or on account of its acting as Trustee pursuant to this Agreement.

10. This Agreement will be governed by and construed in accordance with the law of British Columbia.

11. It is further agreed by and between the parties hereto and, without restricting the foregoing indemnity, that in case proceedings should hereafter be taken in any Court respecting the shares hereby pooled, the Trustee shall not be obliged to defend any such action or submit its rights to the Court until it shall have been indemnified by other good and sufficient security in addition to the indemnity hereinbefore given against costs of such proceedings.

     IN WITNESS WHEREOF the Undersigned and the Trustee have executed the presents as and from the day and year first above written.

CLEAR, S.R.L.

Per:
Name:
Title:

EXECUTED by ___________________________	)
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EXECUTED by ___________________________	)
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Occupation	)

EXECUTED by ___________________________	)
in the presence of:	)
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EXECUTED by ___________________________	)
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SCHEDULE “A”
Purchase and Sale Agreement between
Clear, S.R.L. and Pluris Energy Group Inc.

…………

SCHEDULE “B”

To the Voluntary Pooling Agreement dated for reference the ________day of __________________, 2008, and made by the undersigned shareholders of Pluris Energy Group Inc. of the First Part and COMPUTERSHARE TRUST COMPANY OF CANADA (proposed trustee) of the Second Part.

Name of Shareholder	Number of Shares	Signature of Shareholder

SCHEDULE “C”
Copies of share certificates

Annex V
The commercial value of the contract for the purposes of stamp tax will be of United States Dollars twenty ine Million (U$S 21,000,000).

Inventory.
a) Facilities existing in the Area.
b) The assets subject to VAT have a total value of pesos nine Million four hundred and eighty seven thousand eight hundred and fifteen ($ 9,487,815).

Annex VI
Liens, encumbrances or any other precautionary measures over the Area

There are no liens, encumbrances or any other precautionary measures affecting Clear’s rights over the Cerro Negro Field, to the date of signature of this Contract.

Annex VII
Bank Guarantee

ASSIGNEE shall provide a guaranty for the payment of the Second Installment and the Third Installment as detailed below:

1.- ASSIGNEE shall bond the payment of the Second Installment and the Third Installment by means of a bank guarantee (hereinafter the “Guarantee”) to be constituted by an international first class bank, to the Assignor’s criteria.

2.- The Guarantee shall be constituted and handed over to the Assignor invariably on or before Closing Day.

3.- The Guarantee shall include, at least, the following clauses, apart from de usual formalities:

     3.1. - It shall be constituted for an amount of United States Dollars Thirteen Million (U$S 13,000,000 for capital, plus interests and damages arisen from the breaches.

     3.2. - The bank shall undertake the obligation of being joint and several guarantor and primary payer, with express relinquishment of the benefits of excussion, division and prior notice to the debtor.

     3.3. - The Bank shall be submitted to the same jurisdiction than the Parties and establish special domicile in the City of Buenos Aires, Argentine Republic.

     3.4. - The Bank shall declare that is aware and fully accepts the clauses and conditions of this Contract.

     3.5. - Express statement that the Guarantee shall not be terminated or novated by means of possible extensions granted by the Assignor to the Assignee in compliance with its obligations.

Annex VIII
CLEAR’s shareholders meeting n° 191 dated June 30, 2008.